As filed with the Securities and Exchange Commission on March 19, 2024
Registration No. 333-274897

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 2	☒
(Check appropriate box or boxes)

BLACKROCK TCP CAPITAL CORP.

(Exact Name of Registrant as Specified in Charter)

2951 28th Street, Suite 1000
Santa Monica, California 90405
(Address of Principal Executive Offices)

(310) 566-1000
(Area Code and Telephone Number)

Rajneesh Vig
Laurence D. Paredes
BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405
(Name and Address of Agent for Service)

Copies to:

Michael K. Hoffman
David C. Hepp
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Telephone: (212) 735-3406

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-14 (File No. 333-274897) of BlackRock TCP Capital Corp. (as amended, the “Registration Statement”) is being filed solely for the purpose of updating certain exhibits to the Registration Statement. Other than Item 16 of Part C of the Registration Statement, no changes have been made to the Registration Statement. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Part C of the Registration Statement. The other contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 15.	Indemnification.

TCPC’s certificate of incorporation and bylaws, together with the rules of The Nasdaq Global Select Market, provide that:

•	the TCPC Board be organized in a single class with all directors standing for election each year
•	directors may be removed by the affirmative vote of the holders of 75% of the then outstanding shares of TCPC’s capital stock entitled to vote; and
•
subject to the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The TCPC certificate of incorporation also provides that special meetings of the stockholders may only be called by the TCPC Board, Chairman, Vice-Chairman (if any), Chief Executive Officer or President. Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. The TCPC certificate of incorporation permits the TCPC Board to amend or repeal the by-laws or adopt new by-laws at any time by two-thirds vote. Stockholders may amend or repeal the by-laws or adopt new by-laws with the affirmative vote of 80% of the then outstanding shares.

Limitations of liability and indemnification

Under the TCPC certificate of incorporation, TCPC fully indemnifies any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers; provided, however, that, except for proceedings to enforce rights to indemnification, TCPC will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the TCPC Board. So long as TCPC is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TCPC pursuant to the provisions described above, or otherwise, TCPC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TCPC of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, TCPC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is again public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TCPC carries liability insurance for the benefit of its directors and officers (other than with respect to claims resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office) on a claims-made basis.

Item 16.	Exhibits.

(1)(a)
Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on May 13, 2011)

(1)(b)	Certificate of Amendment to the Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K, filed on August 2, 2018)
(2)	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 99.3 to the Registrant’s Form 8-K, filed on August 2, 2018)
(3)	Not applicable
(4)(a)
Agreement and Plan of Merger among BlackRock Capital Investment Corporation, BlackRock TCP Capital Corp., BCIC Merger Sub, LLC and, for the limited purposes set forth therein, BlackRock Capital Investment Advisors, LLC and Tennenbaum Capital Partners, LLC, dated as of September 6, 2023 (Incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K filed on September 6, 2023)

(4)(b)
Amended and Restated Agreement and Plan of Merger among BlackRock Capital Investment Corporation, BlackRock TCP Capital Corp., BCIC Merger Sub, LLC and, for the limited purposes set forth therein, BlackRock Capital Investment Advisors, LLC and Tennenbaum Capital Partners, LLC, dated as of January 10, 2024 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on January 11, 2024)

(5)(a)
Second Supplemental Indenture, dated as of August 23, 2019, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, filed on August 23, 2019)

(5)(b)	Form of Global Note of 3.900% Notes due 2024 (included in Exhibit 4.1)(Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, filed on August 23, 2019)
(5)(c)
Indenture, dated as of June 17, 2014, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on June 17, 2014)

(5)(d)	Form of Global Note of 5.25% Convertible Senior Notes Due 2019 (included in Exhibit 4.3) (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on June 17, 2014)
(5)(e)
Indenture, dated as of September 6, 2016, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on September 6, 2016)

(5)(f)	Form of Global Note of 4.625% Convertible Senior Notes due 2022 (included in Exhibit 4.5) (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on September 6, 2016)
(5)(g)
Indenture, dated as of August 11, 2017, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on August 11, 2017)

(5)(h)
First Supplemental Indenture, dated as of August 11, 2017, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit (d)(4) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on August 11, 2017)

(5)(i)
Form of Global Note of 4.125% Notes Due 2022 (included in Exhibit 4.8) (Incorporated by reference to Exhibit (d)(4) to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on August 11, 2017)

(5)(j)	Description of Securities (Incorporated by reference to Exhibit 4.11 to the Registrant’s Form 10-Q on May 11, 2020)
(5)(k)
Third Supplemental Indenture, dated as of February 9, 2021, by and between the Registrant and U.S. Bank National Association, as the Trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on February 9, 2021)

(5)(l)	Form of Global Note of 2.850% due 2026 (included in Exhibit 4.11) (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on February 9, 2021)
(6)(a)
Second Amended and Restated Investment Management Agreement between BlackRock TCP Capital Corp. and Tennenbaum Capital Partners, LLC, dated as of September 6, 2023 (Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K (File No. 814-00899) filed on September 6, 2023)

(6)(b)
Fee Waiver Agreement between BlackRock TCP Capital Corp. and Tennenbaum Capital Partners, LLC, dated as of September 6, 2023 (Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K (File No. 814-00899) filed on September 6, 2023)

(7)	Not applicable
(8)	Not applicable
(9)
Custodial Agreement dated as of July 31, 2006 (Incorporated by reference to Exhibit (j) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on May 13, 2011)

(10)	Not applicable
(11)
Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the legality of shares (Incorporated by reference to Exhibit 11 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 filed on November 9, 2023)

(12)	Form of Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP supporting tax matters and consequences to stockholders discussed in the joint proxy statement/prospectus.*
(13)(a)
Form of Administration Agreement of the Registrant (Incorporated by reference to Exhibit (k)(1) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on May 13, 2011)

(13)(b)
Form of Transfer Agency and Registrar Services Agreement (Incorporated by reference to Exhibit (k)(2) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 814-00899), on Form N-2, filed on March 5, 2012)

(13)(c)
Second Amended and Restated Partnership Agreement of Special Value Continuation Partners, LP dated January 29, 2018 (Incorporated by reference to Exhibit 3 to Special Value Continuation Partner, LP’s Form 8-K filed on January 30, 2018)

(13)(d)	Amended and Restated Credit Agreement dated as of May 6, 2019 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on May 8, 2019)
(13)(e)	Amended and Restated Guaranty, Pledge and Security Agreement dated as of May 6, 2019 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on May 8, 2019)
(13)(f)	Amendment No. 1 to Amended and Restated Credit Agreement dated as of May 6, 2019 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 28, 2020)
(13)(g)	Amendment No. 2 to Amended and Restated Credit Agreement dated as of May 6, 2019 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on April 28, 2020)
(13)(h)	Incremental Commitment Agreement dated as of April 25, 2020 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on April 28, 2020)
(13)(i)	Loan and Servicing Agreement dated as of August 4, 2020 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on August 6, 2020)
(13)(j)	Form of License Agreement (Incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-K filed on February 25, 2021)
(13)(k)	Amendment No. 4 to Amended & Restated Senior Secured Revolving Credit Agreement (Incorporation by reference to Exhibit 10.16 to the Registrant’s Form 10-K filed on February 25, 2021)
(13)(l)	Second Amendment to Loan and Servicing Agreement (Incorporation by reference to Exhibit 10.17 to the Registrant’s Form 10-K filed on February 25, 2021)
(13)(m)	Amendment No. 5 to Amended and Restated Credit Agreement dated as of June 22, 2021 (Incorporation by reference to Exhibit 10.1 to the Registrant’s From 8-K filed on June 24, 2021)
(13)(n)	Fifth Amendment to Loan and Servicing Agreement (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on August 8, 2023)
(13)(o)
Eighth Amendment, dated as of September 6, 2023, by and among BlackRock Capital Investment Corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto and Citibank, N.A., as administrative agent to Second Amended and Restated Senior Secured Revolving Credit Facility, dated as of February 19, 2016 (Incorporated by reference to Exhibit 10.1 to BlackRock Capital Investment Corporation’s Form 8-K filed on September 6, 2023)

(14)(a)
Consent of Deloitte & Touche LLP (BlackRock TCP Capital Corp.) (Incorporated by reference to Exhibit 14(a) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(14)(b)
Consent of Deloitte & Touche LLP (BlackRock Capital Investment Corporation) (Incorporated by reference to Exhibit 14(b) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(15)	Not applicable
(16)	Power of Attorney (Incorporated by reference to Exhibit 16 to the Registrant’s Registration Statement on Form N-14 filed on October 6, 2023)
(17)(a)
Form of Proxy Card of BlackRock TCP Capital Corp. (Incorporated by reference to Exhibit 17(a) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(17)(b)
Form of Proxy Card of BlackRock Capital Investment Corporation (Incorporated by reference to Exhibit 17(b) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(17)(c)
Consent of Houlihan Lokey Capital, Inc. (Incorporated by reference to Exhibit 17(c) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(17)(d)
Consent of Keefe, Bruyette and Woods, Inc. (Incorporated by reference to Exhibit 17(d) to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on January 11, 2024)

(18)	Filing Fees Table (Incorporated by reference to Exhibit 18 to the Registrant’s Registration Statement on Form N-14 filed on October 6, 2023)

*	Filed herewith.

Item 17.	Undertakings.

(1)          The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)          The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Santa Monica, and State of California, on the 19th day of March, 2024.

BLACKROCK TCP CAPITAL CORP

By:	/s/ Rajneesh Vig
Rajneesh Vig
Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rajneesh Vig	Chief Executive Officer and Chairman	March 19, 2024
Rajneesh Vig	of the Board of Directors (Principal Executive Officer)

*	Chief Financial Officer and Treasurer	March 19, 2024
Erik L. Cuellar	(Principal Financial and Accounting Officer)

*	Director	March 19, 2024
Eric J. Draut

*	Director	March 19, 2024
Karen L. Leets

/s/ John R. Baron	Director	March 19, 2024
John R. Baron

/s/ Maureen K. Usifer	Director	March 19, 2024
Maureen K. Usifer

*	Director	March 19, 2024
Andrea Petro

*         Signed by Rajneesh Vig pursuant to a power of attorney signed by each individual and filed with this Registration Statement on October 6, 2023.